                              EMPLOYMENT AGREEMENT
                              --------------------
         Agreement made the 2nd day of November, 1995, by and between a

              Corporation:                     Certified Diabetic Supplies, Inc.
              (a Florida Corporation)          1951 J & C Boulevard
                                               Naples, Florida  33942

                        and

              Executive:                       Peter J. Fiscina
                                               15084 Royal Fern Court L-200
                                               Naples, Florida  33963

              Effective Date:                  November 2, 1995



              BACKGROUND

              It is in the best interest of the Corporation and its Shareholders to secure Executive's services for the Corporation with an employment agreement. The Corporation, as an incentive to Executive to become employed and to continue employment with the Corporation grants compensation, present and future stock interest and other incentives as more fully set forth in this Agreement and the attached Schedules. Executive and the Corporation desire to enter into an Employment Agreement under the terms and conditions set forth below.

              NOW THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement and for other good and valuable consideration, the parties agree as follows:

              1. EMPLOYMENT

                 The Executive shall be employed by the Corporation in the capacity of President and Chief Operating Officer of the Company

              2. DUTIES

                 Executive shall serve the Corporation faithfully and to best of his ability, under the direction of the Board of Directors. He shall devote his entire time, energy and skill during the regular business hours and such other hours as are reasonably necessary and shall perform from time to time such services and act in such office or capacity as the Board of Directors may direct. Company acknowledges, however, that Employee has other business interests and is a director of other businesses and that such activity shall not constitute a breach of this Agreement as long as it does not normally interfere with the performance by Employee of his duties hereunder.

              3. COMPENSATION

                 The Corporation shall pay or cause to pay the Executive during the term of his employment salary and bonuses as more particularly set forth in Schedule "A" which is attached to this Agreement and made part hereof.

              4. STOCK

                 Executive shall be entitled to certain capital stock in the Corporation as set forth in Schedule "B" which is attached to this Agreement and made a part hereof.

              5. ADDITIONAL BENEFITS

                 Executive shall also be entitled to any fringe benefits which may from time to time be made available to officers, directors and other Executives of the Corporation and as set forth in the personal policies of the Corporation, or as determined by the Board including but not limited to any employee benefit plan which is qualified and exempt under Section 401(a) and 501(a) of the Internal Revenue Code. Executive shall also be entitled to any group medical, dental, hospitalization insurance, long-term disability insurance equal to ($4,000/month) Four Thousand Dollars per month and a life insurance policy of not less than ($1,000,000) One Million dollars payable in the event of death of the Executive and the Executive shall select the beneficiary. It is understood that, with the exception of the life insurance policy, employment is not a requirement for the Corporation to be responsible for continued coverage for the executive and his wife for group medical, dental and hospitalization insurance. This insurance will be a continuing cost to the Corporation until death of the Executive and his wife, Elizabeth A. Fiscina.

              6. EXPENSES

                 The Corporation shall reimburse Executive for out-of-pocket expenditures for transportation, fuel, entertainment, travel, meals, hotel accommodations and the like incurred by him in the interest of the Corporation ("out-of-pocket expenses"). Executive shall each month submit vouchers, receipts or other documentation together with appropriate written explanation required by Corporation to verify out-of-pocket expenses and shall be reimbursed for the actual expenses incurred. Corporation shall provide Executive a reasonable monthly allowance for automobile expense, including cost of the vehicle, gas, maintenance, repairs and insurance or, in the alternative, may provide a suitable motor vehicle for use by the Executive for conduct of business on behalf of the Corporation.

              7. WORKING FACILITIES

                 The Corporation shall furnish Executive with such office space and such other facilities and services as in the discretion of the Board of Directors is appropriate for such an executive position and necessary for performance of his duties.

              8. AUTHORITY TO BIND THE CORPORATION

                 Executive shall have authority to enter into contracts binding upon the Corporation and to create any obligations on the part of the Corporation in the normal course of business and as would be expected of an Executive of a similar Corporation. Notwithstanding the foregoing, Executive shall not have the authority to enter into contracts binding the Corporation, without prior approval with the Board of Directors, for purchases of transactions equal to or exceeding ($500,000) Five Hundred Thousand Dollars.

              9. VACATIONS

                 Executive shall be entitled each year to six (6) weeks vacation in accord with company policy for officers, directors senior management personnel.

                 Vacations shall be coordinated with other employees of the Corporation, shall be consistent with Executive's duties (as more fully set forth in Section 2 of this Agreement) and the needs of the Corporation and shall be scheduled at such times so as not to interfere with the effective operation of the Corporation.

              10. TERM AND TERMINATION OF EMPLOYMENT

                  10.a. Term

                  The term of employment shall be for a period of five (5) years commencing on the Effective Date of this Agreement November 2, 1995 until October 31, 2000. At the end of the initial five (5) year term, Corporation and Executive agree to negotiate in good faith a new contract or extension of the current contract. In the event the Corporation and Executive fail to reach an Agreement due solely to the failure of the Corporation to negotiate in good faith, Executive shall be entitled upon his termination to his highest annual compensation (to include all bonus compensation) payable for one (1) year from the date of termination in the same manner his salary was paid while employed ("Severance Pay"). Executive shall have no duty to mitigate damages and should he accept other employment, severance pay shall not be reduced or deducted from any other of his earned income.

                  Further, in the event the Corporation terminates Executive other than pursuant to the provisions set forth in Section 10b below, the Executive shall be entitled to (i) the balance of his compensation due under this Employment Agreement, but in no event Executive shall be paid no less than an amount equal to two year's compensation as provided in Sections 3, 4, 5, 6, and 7 (ii) Severance pay for the year following termination and (iii) release of all stock from any escrow and forfeited provisions set forth in Schedule B.

                  10.b. Termination

                  10.b.1 Termination by Death. If Executive dies, then this Agreement shall terminate immediately, except that Executive's heirs, personal representatives or estate shall be entitled to receive (a) his salary for a period of one (1) year after his death payable as his salary was paid during Executive's lifetime; (b) any accrued benefits up to the date of termination;
(c) bonuses that have accrued but not paid; (d) shares of stock pledged, held in escrow, stock options, warrants or other rights to own or purchase stock in the Corporation; and

(e) any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans. Specifically, medical insurance is to continue for the lifetime of the Executive and his wife, Elizabeth A. Fiscina.

                  10.b.2 Termination by Disability. If Executive becomes disabled, and such disability continues for more than three (3) consecutive months after the onset of Disability (as defined below) or for periods aggregating more than four(4) months during any sixth month period, then Corporation shall have the right to terminate this Agreement immediately, except that Executive shall be entitled to receive (a) the difference in his Base Salary above any disability insurance proceeds received from the disability policy or plan paid for or provided by Corporation for a period of one (1) calendar year beginning on the date of the Onset of the disability; (b) any accrued benefits up to the date of the termination; (c) bonuses that have accrued but not paid; (d) all shares of stock in the Corporation including without limitation all stock pledge, held in escrow, stock options, warrants or other rights to own or purchase stock in the Corporation; and (e) any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans. "Onset of Disability" means the first day on which Executive shall be unable to perform any of his duties under this Agreement a full time basis by reason of physical or mental incapacity, sickness or infirmity.

                  In the event of a partial disability, Executive shall be entitled to work for such time and in such capacity as his disability permits and his salary shall be adjusted accordingly.

                  10.b.3 For Cause. This Agreement may be terminated for cause as defined below, upon five (5) days prior written notice from the Corporation to the Executive upon the occurrence or act by the Executive of any one of more of the following events:

                  (a) fraud,
                  (b) dishonesty, or
                  (c) other material and willful misconduct by the Executive

               If the Executive's employment is terminated for cause pursuant to this Section, Executive shall be entitled to receive (a) his accrued Base Salary through the date of termination, (b) any accrued benefits up to the date of termination, (c) all shares of stock released from any forfeiture provision set forth in Schedule B and (d) any benefits which are to be continued or paid after the date of termination in accordance with the terms of corresponding benefit plans.

                  10.b.4 Mutual Agreement. This Agreement may be terminated at any time upon mutual agreement of the parties.

              11. PROCEDURE UPON TERMINATION

                  Upon termination of his employment, Executive shall promptly return to Corporation all documents (including copies) and other materials and property of Corporation, pertaining to its business, including without limitation customer and prospect lists, contracts, files, manuals, letters, reports and records in his possession or control, no matter from whom or in what manner required.

              12. DISCOVERIES

                  Except as set forth in this Section, Executive shall communicate to Corporation, in writing when requested, and preserve as confidential information of Corporation, all customer lists, trade secrets, estimating techniques, bidding practices, non-public client information, client contacts, vendors, business concepts and other ideas, relating to the business for the Corporation which are conceived, developed or made by Executive, whether alone or jointly with others, at any time (during or after business hours) during the term of Executive's employment with Corporation (such concepts, practices, ideas and lists are referred to "Executive Discoveries") or have been made heretofore by the Executive in relation to business of the Corporation. All of Executive's Discoveries shall be Corporation's exclusive property, and Executive shall, at Corporation's expenses, sign all documents and take such other actions as they may reasonably request to confirm their ownership of Executive's Discoveries.

              13. NONDISCLOSURE

                  At all times after the date of this Agreement, except with Corporation's express prior written consent or in connection with the proper performance of services under this Agreement, Executive shall not, directly or indirectly, communicate, disclose or divulge to any Person (as defined in Section 22 below) or use for the benefit of any Person, any confidential or proprietary knowledge or information, no matter when or how acquired, concerning the business of Corporation including, but not limited to, (a) names of customers, locations, prospects and suppliers, (b) details of contracts, proposals or other business arrangements with clients, prospects and suppliers,
(c) marketing methods, trade secrets, financial condition, and (d) software, source code, technical documentation and other information. For purposes of this
Section 13, confidential information shall not include any information which is known by the general public, or which becomes known by the general public other than as a result of any improper act or omission of Executive.

              14. RESTRICTIVE COVENANT


                  a. Covenant Not to Compete or Solicit


                  The Corporation was founded for the purpose of being a Registered Provider under Medicare to sell durable medical equipment, primarily diabetic supplies throughout the United States. As a material inducement to entering this Agreement, Executive agrees and covenants that while he is an employee of the Corporation and for a period of two (2) years thereafter, he:

                     (1) shall be restricted from competing with the Corporation, directly or indirectly on his own behalf or through third parties, in any manner whatsoever as a shareholder, director, officer, joint venturer, partner, sole proprietor, investor or, in any other ownership capacity whatsoever, or as an employee, consultant, agent, or representative of or for a competing business within the fifty (50) states of the United States all territories of the United States and Canada;

                     (2) shall not either directly or indirectly on his own behalf or through third parties solicit or attempt to solicit advertisers, agencies, developers, operators, owners, clients or customers (collectively "Customers") of the Corporation who are or were customers of the Corporation at any time during the preceding two (2) years prior to his termination of employment with respect to any of the Corporation's business or businesses of its subsidiaries or affiliates for a competing business; and

                     (3) shall not communicate with or solicit any person or entity, who is, or during a six (6) month period prior to his termination of employment an employee, salesman, contractor, agent or representative (hereinafter collectively "Employee or Contractor"), or Contractor's relationship with the Corporation or in an effort to obtain such Person as an employee, salesman, contractor, agent or representative of an entity or business which competes with the Corporation's business.


                  b. Convenient Not to Violate Corporate Confidences


                     The parties agree and acknowledge that the Executive will have access to and will become aware of confidential information and trade secrets including Customer data, files, and business techniques, (collectively, "Confidential Information") and that this confidential information (1) is not generally available to the public, (2) has been compiled at the Corporation's expense and over a substantial amount of time, (3) is critical to the Corporation's ability to compete in the industry in which it does business, and
(4) if disclosed or released will be greatly and irreparably damage the Corporation's business. Therefore, as a material inducement to entering into this Agreement, Executive agrees and covenants that he will not, while he is an Executive or during a two (2) year period beginning on the date of the termination of his employment, either disclose or divulge this confidential information to anyone or use this confidential information in any manner to compete with the Corporation.


                  c. Enforcement


                     The Corporation may enforce the provisions of this Section by suit for damages, injunction, or both, as provided below:

                     (1) The parties agree and acknowledge that the Corporation will be irreparably injured by the breach of any provision of this Section, and that money damages alone will not be an appropriate measure of the harm the Corporation will suffer from such continuing breach. Therefore, the parties agree that the equitable relief, including specific performance of these provisions by injunction, is an appropriate remedy for breach of these provisions.

                     (2) The parties also agree and acknowledge, however, that money damages will be appropriate with respect to any past breach of any provision of this Section. Therefore, in case of any breach of this Section, the breaching party shall render a full and complete accounting of the gross receipts, expenses, and net profits which have resulted from such breach and shall be liable for money equal to the greater of (1) the actual profits recognized by such breaching party from all transactions in breach of this Section, or (2) profits that the Corporation could realize from the transactions in breach of this Section.

                     (3) Notwithstanding anything to the contrary contained in this Agreement neither the Corporation nor other Shareholders shall be obligated to make any payments to the Executive under this or any other Agreement between the parties if the Executive is deemed to have violated any provision of this Section of this Agreement. Further, breach of this Section shall be a complete defense to the non-payment by the Corporation of any payments due Executive under the terms of this Agreement.

                     (4) The Corporation shall, in addition to the damages described in this Section be entitled to be reimbursed for all reasonable legal fees and costs necessary to prosecute any claim or action under this Section as part of any award by a Court Arbitrator. The term "costs" shall include all the filing and court costs, investigation, witness and expert witness fees, deposition costs, travel, long-distance telephone, photocopying and printing and any and all other costs necessary to prosecute the claim.

                     (5) If any portion of the provisions of this Section or its application is construed to be invalid, illegal, or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants are determined to be unenforceable because of their scope, duration, geographic area or similar factor, then the Court or arbitrator making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

                  15. RELATIONSHIP OF PARTIES

                      The relationship between the partners is that of employer and employee. The employee shall be eligible to participate in any plans or arrangements or distributions by the Corporation pertaining to any person, profit-sharing bonus or similar benefits provided for regular employees and officers, directors and senior executives except to the extent that such plans, arrangements, or distributions are superseded by more liberal provisions in the Agreement.

                  16. MANAGEMENT RESPONSIBILITY

                      The parties recognize that the business affairs of the Corporation shall be managed by the Board of Directors of the Corporation in accordance with the laws of the State of Florida governing the organization and administration of business corporations.

                  17. WAIVER OF BREACH

                      The waiver by either party hereto of a breach of any provisions of this Agreement shall not operate to be construed as a waiver of subsequent breach of the same or any other provision of this Agreement.

                  18. NOTICES

                      All notices, consents or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three (3) business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one (1) business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective address stated on the first page of this Agreement. Notices may also be given by prepaid telegram or facsimile and be effective on the date transmitted if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Corporation, addressed to the attention of the Chairman of the Board, shall suffice as notice to the Corporation, provided that a copy thereof is simultaneously sent to the Corporate Attorney of record. Notice to Executive addressed to the address set forth at the beginning of this Agreement and shall suffice. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 18, except that any such change of address notice shall not be effective unless and until received.

                  19. PRIOR AGREEMENTS

                      Executive represents to Corporation (a) that there are no restrictions, agreements or undertakings whatsoever to which Executive is a part which would prevent to make unlawful his execution of this Agreement or his employment hereunder, (b) that his execution of this Agreement or his employment hereunder do not constitute a breach of any contract, agreement or understanding, oral or written to which he is a party of which he is bound and
(c) that he is free and able to execute this Agreement and to enter into employment by Executive.

                  20. ASSIGNMENT

                      Corporation may assign its rights and duties under this Agreement to any party without the consent of Executive. This Agreement, being for the personal services of Executive, shall not be assignable by him.

                  21. OTHER PROVISIONS

                      This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous, oral or written, express or implied, agreements and understandings. This Agreement shall not be modified or terminated except in writing. No action taken by Corporation under this Agreement, including without limitation any waiver, consent or approval, shall be effective unless approved by Corporation's Board of Directors. This Agreement shall inure to the benefit of and bind each of the parties hereto and the successors and assigns of Corporation and the personal representatives, estate and heirs of Executive. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same of any other right, remedy, power or privilege with respect to any occurrence or be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. Any headings preceding the text of any of the Sections or Subsections of this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, meaning, or effect.

                  22. DEFINITION

                           22.1 Person. "Person" means any individual,
corporation, partnership, sole proprietorship, joint venture, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of an nature.

                      WITNESS the due execution and delivery hereof on the date first above written.

CORPORATION:                                        EXECUTIVE:

CERTIFIED DIABETIC SUPPLIES, INC.



/s/ MYRON M. BLUMENTHAL                                  /s/ PETER J. FISCINA
--------------------------                               -----------------------
Name:  Myron M. Blumenthal                               Name:  Peter J. Fiscina
Title: Treasurer

                                   SCHEDULE A

                                  COMPENSATION



         1. MINIMUM BASE COMPENSATION


            Subject to the termination provisions of the Agreement, Executive shall be paid an annual minimum base salary of $150,000 per year for all services rendered to the Corporation for the term of this Agreement ("Minimum Base Compensation") in equal weekly or bi-weekly installments with a deduction of all taxes and other amounts required to be withheld or deducted by law.


         2. INCENTIVE BONUS COMPENSATION

            In addition to his Base Compensation, Executive shall be entitled to Incentive Bonus Compensation ("Incentive Bonus Compensation") as determined as follows:

            Starting from a base of $2,500,000 in sales and an EBITDA of $750,000 and not taking into consideration the adjustment for (1) accounts receivable and (2) officer's salaries. See Schedule Below.

          Annual Sales             EBITDA              Compensation
          ------------           ---------             ------------
          $2,500,000             $750,000                $150,000
           4,000,000             1,200,000                250,000
           6,000,000             1,800,000                300,000
           8,000,000             2,400,000                400,000
          10,000,000             3,000,000                500,000


            Each Incentive Bonus shall be paid not more than thirty (30) days after a determination that the applicable performance goal has been met. EBITDA means, for any period, the Company's consolidated earnings from continuing operations before interest, taxes, depreciation and amortization for such period.

            The Executive shall be entitled to such other cash bonuses as determined from time to time at the discretion of the Board of Directors based upon the growth and success of the Corporation.

                                   SCHEDULE B

                                      STOCK
                                      -----


                                      NONE